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                                                              Exhibit 10.10
                                                              -------------








                                     FORM OF

                           E-HEALTH SERVICES AGREEMENT

                                     BETWEEN

                                MERCK & CO., INC.

                                       AND

                           MEDCOHEALTH SOLUTIONS, INC.




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                           E-HEALTH SERVICES AGREEMENT

     THIS E-HEALTH SERVICES AGREEMENT (this "Agreement"), dated as of _______, 2002, is entered into between Merck & Co., Inc., a New Jersey corporation ("Merck"), and MedcoHealth Solutions, Inc., a Delaware corporation ("Medco"). Merck and Medco are each referred to individually as a "Party," and collectively as the "Parties".

                                    RECITALS

     A. Medco has developed and currently operates through its web site at www.merckmedco.com certain Internet based, interactive web pages that provide targeted health information to Medco and non-Medco members in four eHealth Centers including Cardiovascular (Hypertension, High Cholesterol), Arthritis, Women's Health (Osteoporosis) and Wellness (Vaccines) (the "eHealth Centers").

     B. Through the eHealth Centers, Medco also tracks patient usage and behavior, based in part on patient self-reporting, and provides to Merck periodic reports containing aggregated information concerning patient utilization and behavior modification.

     C. The Parties desire to continue to exchange information under the terms and conditions of this Agreement. Accordingly, the Parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     For the purpose of this Agreement, the following capitalized terms shall have the following meanings:

     1.1 Confidential Disclosure Agreement. "Confidential Disclosure Agreement" shall mean the Confidential Disclosure Agreement, dated as of the date hereof, between the Parties.

     1.2 Current eHealth Centers. "Current eHealth Centers" shall have the

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meaning set forth in Section 2.1.

     1.3 Effective Date. "Effective Date" shall mean the date that this Agreement is executed by the Parties.

     1.4 eHealth Centers. "eHealth Centers" shall have the meaning set forth in Recital A and shall include "Current eHealth Centers".

     1.5 eHealth Data Services. "eHealth Data Services" shall mean the data services provided by Medco to Merck in connection with the eHealth Centers as set forth in Article II.

     1.6 Indemnification Agreement. "Indemnification Agreement" shall mean that certain Indemnification and Insurance Matters Agreement, dated as of the date hereof, between the Parties.

     1.7 Intellectual Property. "Intellectual Property" shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all other proprietary rights,
(g) all copies and tangible embodiments of the foregoing categories of intellectual property listed in subsections (a) through (f) (in whatever form or medium), and (h) all licenses, sublicenses, agreements, or permissions related to the foregoing categories of intellectual property listed in subsections (a) through (g).

     1.8 Person. "Person" means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

     1.9 Registered Members. "Registered Members" shall mean individuals who have registered on merckmedco.com and are members of a Medco health plan.

     1.10 Registered Non-Members. "Registered Non-Members" shall mean individuals who have registered on merckmedco.com but are not members of a Medco health plan.

     1.11 Subsidiary. "Subsidiary" of either Party means a corporation or other organization whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries. For purposes of this Agreement, neither Medco nor any of its Subsidiaries shall be deemed to be a Subsidiary of Merck.

     1.12 Term. The "Term" of this Agreement is set forth in Section 5.1.

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     1.13 Termination Date. "Termination Date" shall mean the date that the
Agreement is terminated pursuant to Article V.

                                   ARTICLE II

                        DATA AND SERVICES TO BE PROVIDED

     2.1 Provision of eHealth Centers. Among the eHealth Centers that Medco currently operates are a Women's Health (Osteoporosis) Center; an Arthritis Center; a Cardiovascular Center (Hypertension and High Cholesterol); and a Wellness (Vaccines) Center. During the Term of this Agreement, Medco shall continue the operation of the Women's Health (Osteoporosis), Arthritis, Cardiovascular (Hypertension and High Cholesterol), and Wellness (Vaccines) eHealth Centers (the "Current eHealth Centers"), and ensure that each such eHealth Center provides, at minimum, the functions set forth in Schedule 2.1.

     2.2 New eHealth Centers. In the event that (a) Medco develops additional eHealth Centers, Merck shall have the right of first refusal to invest in such a center. The scope and terms of any such a project will be determined by Medco at its sole discretion. Medco may make Merck aware of any such intentions to develop a center at any point in time (through written communication); Merck will respond to Medco in writing regarding an interest in investing within 30 calendar days or it will be assumed that no current interest exists and Medco's obligations under Section 2.2 have been completed.

     2.3 eHealth Data Services. Medco shall provide to Merck the reports listed in Schedule 2.3 concerning the success of the eHealth Centers in attracting Registered Members and influencing their behavior.

     2.4 Medco Control Group Data. Medco shall, where feasible, report on the impact of the eHealth Centers using well-matched statistically significant control groups to compare the behavior of patients who use the eHealth Centers against the behavior of similar patients who did not use the eHealth Centers.

     2.5 Clarifying and Backup Data. Upon reasonable request by Merck, Medco shall provide clarifications to and backup data for the reports and statistics specified in Schedule 2.3, subject to Medco's duty to safeguard patient information under Article IX of this Agreement.

     2.6 Merck Input Regarding Content and Data Collection. Merck shall have the right, at least once in each calendar quarter, to contribute approved non-promotional educational materials (patient or physician focused) for consideration for inclusion in the eHealth Centers. The inclusion or use in the eHealth Centers of the material provided by Merck shall be at the discretion of Medco. Merck shall have the right, within reason, to request additional types of information be gathered from eHealth users and analyses be performed on data collected from or on eHealth Center users. Medco shall use its best efforts to accommodate Merck's suggestions regarding these additional data and analyses, assuming they are not prohibited by law, regulation, or third-party contractual limitation, and that they are not operationally or methodologically impracticable. In the event that Medco declines to follow such suggestions, Medco shall provide Merck with a good faith reason for its decision.

     2.7 Control Over Content. Medco shall have final control over the content of the eHealth Centers and all other health information presented on merckmedco.com.

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                                   ARTICLE III

                                  COMPENSATION

     3.1 Fees for Services. During the Term of this Agreement, Merck shall pay Medco fees as shown in Schedule 3.1.A, payable in equal installments on a quarterly basis in advance.

     3.2 Invoices. Medco shall provide Merck with a quarterly invoice reflecting the fees payable for the upcoming quarter.

                                   ARTICLE IV

                               GENERAL OBLIGATIONS

     4.1 Performance Parameters. To the extent that performance parameters or specifications are established in this Agreement, Medco shall perform its obligations in accordance with those parameters and specifications. To the extent that specific performance parameters are not specifically enumerated in this Agreement, Medco shall use reasonable commercial efforts to provide the eHealth Data Services in the same manner, and with at least the same level of diligence, as Medco has used in the provision of similar services to Merck in the 12 months prior to the Effective Date.

                                    ARTICLE V

                              TERM AND TERMINATION

     5.1 Term. The Term of this Agreement shall commence on the Effective Date and continue through and including December 31, 2004 except that with respect to the Wellness (Vaccines) eHealth Center, the Term of this Agreement shall end on December 31, 2002, and Merck shall have an annual right to renew, at its sole option (exercised by November 1 of each year), this Agreement for additional one year periods for the years 2003, 2004 and 2005.

     5.2 Termination. Merck may terminate this Agreement for any reason or no reason, effective January 1, 2003 or at any later date, upon at least 90 days prior written notice to Medco. Effective January 1, 2003 or at any later date, Merck may also terminate this Agreement in part, by eliminating its request for eHealth Data Services with respect to one or more of the eHealth Centers, for any reason or no reason, upon at least 90 days prior written notice to Medco. In the event that Merck terminates this Agreement in part as to one or more of the Women's Health (Osteoporosis) Center, the Arthritis Center or the Cardiovascular Center (Hypertension and High Cholesterol), the fees payable under Schedule 3.1.A.1 shall be reduced by one third per year for each eHealth Center for which services are terminated, and also reduced pro rata for the number of months left in the year if the services are terminated mid-year. In the event that Merck terminates this Agreement mid-year as to the Wellness (Vaccines) eHealth Center, the fees payable under Schedule 3.1.A.2 shall be reduced pro rata for the number of months left in the year.

     5.3 Effect of Termination. Termination of this Agreement shall relieve and release the Parties from any further liabilities and obligations hereunder with respect to the services terminated except any liabilities or obligations that accrued prior to the effective date of such termination and except as provided in Section 5.4.

     5.4 Survival. Articles VI, VIII and XI shall survive termination of this Agreement.

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                                   ARTICLE VI

                                 CONFIDENTIALITY

     6.1 The terms of the Confidential Disclosure Agreement shall apply to any Confidential Information (as defined in Section 1.2 of that agreement) of either Party provided to the other Party for the purpose of providing Services under this Agreement.

                                   ARTICLE VII

                        RELATIONSHIP BETWEEN THE PARTIES

     7.1 The relationship between the Parties established under this Agreement is that of independent contractors and neither Party is an employee, agent, partner, or joint venturer of or with the other.

                                  ARTICLE VIII

                              INTELLECTUAL PROPERTY

     8.1 Merck shall retain all right, title and interest in the materials and methodologies that it provides to Medco for use in, on, or in connection with the eHealth Centers. However, Merck grants to Medco a perpetual, non-exclusive and non-royalty-bearing license to use those suggestions, materials and methodologies in the design and content of the eHealth Centers, subject to
Section 6.1 of this Agreement.

     8.2 Medco shall retain all right, title and interest in the compilation of data and reports to be provided to Merck under this Agreement, and in the data, analyses, and methodologies used to produce Data Services. However, Medco grants to Merck a perpetual, non-exclusive and non-royalty bearing license to use those data, reports, and analyses, subject to Section 6.1 of this Agreement.

     8.3 The Parties have the right to publish, either individually or jointly with one another, the compilation of data and analyses to be provided to Merck under this Agreement. If either Party intends to publish those data and analyses, it shall give prior notice to the other Party of its intent to do so, explaining how, when and where it intends to publish the information, and the intended target audience. In the event of such publication, neither Party shall have a duty to account to the other Party for the financial proceeds (if any) resulting from the publication.

     8.4 As between the Parties, Medco shall retain all right, title and interest in the content of the eHealth Centers, except to the extent that such content is provided to Medco by Merck.

                                   ARTICLE IX

                                 PATIENT PRIVACY

     9.1 Medco represents and warrants that it will perform all of its duties under this Agreement in compliance with all applicable federal, state, local and foreign laws and regulations and licensing requirements, including but not limited to those related to patient notification, authorization and consent, privacy of medical records and medical information. By way of example, Medco is required under the Standards adopted pursuant to the Health Insurance Portability and Accountability Act of 1996, either directly as a covered entity or in its role as a business associate of its health plan clients, to assure that protected health information (all as defined in such Standards) is used or disclosed only in accordance with such Standards.

     9.2 Medco may collect and/or generate information that identifies or could be used to identify an individual, including names, addresses, medical histories and test results ("individually identifiable information") directly from patients, consumers, prospective clinical trial

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subjects, and other individuals. Medco agrees to handle individually identifiable information in compliance with applicable law.

                                    ARTICLE X

                         REPRESENTATIONS AND WARRANTIES

     10.1 Intellectual Property. Medco represents and warrants that it has the right to operate the eHealth Centers and provide the eHealth Data Services, and that operation of the eHealth Centers and provision of the eHealth Data Services shall not infringe the Intellectual Property rights of any third party.

                                   ARTICLE XI

                                 INDEMNIFICATION

     11.1 Indemnification. Medco shall indemnify and hold harmless the Merck Indemnitees (as defined in the Indemnification Agreement) in respect of all Liabilities (as defined in the Indemnification Agreement) related to, arising from, asserted against or associated with Medco's providing services hereunder. Such indemnification obligation shall be a Medco Liability for purposes of the Indemnification Agreement, and the provisions of Article I thereof with respect to indemnification shall govern with respect thereto. Merck shall indemnify and hold harmless the Medco Indemnitees (as defined in the Indemnification Agreement) in respect of all Liabilities (as defined in the Indemnification Agreement) related to or arising from Merck's provision of content under Section
2.6 of this Agreement. Such indemnification obligation shall be a Merck Liability for purposes of the Indemnification Agreement, and the provisions of
Article I thereof with respect to indemnification shall govern with respect thereto.

     11.2 Additional Indemnification. In addition to, and not in limitation of, the indemnification provided under Section 11.1, Medco shall indemnify and hold harmless the Merck Indemnitees from and against any and all loss, damage or expense, including reasonable attorneys' fees, that Merck may sustain or incur as a result of any claim, suit or proceeding arising out of or in connection with: (1) any actual or alleged negligent or willful act or omission of Medco, or any of its employees, agents or subcontractors; (2) any actual or alleged violation by Medco, or any of its employees, agents or subcontractors of any law, statute, ordinance or regulation; (3) any failure to obtain necessary consents, authorizations, approvals or releases for use of the data and/or provision of the services hereunder and any violation or alleged violation of any third party or individual's privacy right by the data and/or services provided to Merck under this Agreement; (4) any infringement or alleged infringement by the eHealth Centers and/or eHealth Data Services provided to Merck under this Agreement upon any Intellectual Property rights of any third party; or (5) any failure to perform any obligation under this Agreement. Such indemnification obligation shall be a Medco Liability for purposes of the Indemnification Agreement, and the provisions of Article I thereof with respect to indemnification shall govern with respect thereto.

                                   ARTICLE XII

                               DISPUTE RESOLUTION

     12.1 Any dispute, controversy or claim arising between the Parties relating to the interpretation or performance of this Agreement shall be resolved in accordance with the provisions of Article III of the Indemnification Agreement.

     12.2 Injunctive Relief. Notwithstanding the provisions of Section 12.1,

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Medco acknowledges that any violation of Article(s) II, VI and/or VIII of this
Agreement will cause Merck immediate and irreparable harm that monetary damages cannot adequately remedy. The parties agree that, upon any actual or impending violation of Article(s) II, VI and/or VIII of this Agreement, in addition to any money damages or other legal remedy that Merck may have, Merck shall also be entitled to equitable relief, including injunctive relief and specific performance (and Medco shall not plead in defense thereto that there would be an adequate remedy at law), without bond or proof of damages. Such equitable relief may be sought in an arbitration proceeding pursuant to Section 3.1(c) of the Indemnification Agreement (without first complying with the negotiation provisions of Section 3.1(a) thereof) or in a court, subject to Section 14.2 of this Agreement. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that Medco has breached Article(s) II, VI and/or VIII of this Agreement, Medco shall be liable and pay to Merck the reasonable legal fees and costs incurred in connection with such litigation, including any appeal from such litigation.

     12.3 Limitation on Damages. In the event of a breach of this Agreement, the damages (if any) payable by either Party shall not exceed the total annual payments due under the Agreement for its entire Term as set forth in Schedule 3.1.A.

                                  ARTICLE XIII

                                  FORCE MAJEURE

     13.1 Neither Party shall be deemed to have breached this Agreement or to have failed or delayed in the performance of all or any portion of its obligations under this Agreement if such Party is prevented from doing so by a cause or causes beyond its control, provided that such Party is using reasonable commercial efforts to remedy its non-performance or to arrange for appropriate alternative methods of performance. Without limiting the generality of the foregoing, such causes include acts of God or the public enemy, fires, floods, storms, earthquakes, locusts, tornadoes ("twisters"), mudslides, riots, terrorism, strikes, lock-outs, wars and war-operations, restraints of government power or communication line failure or other circumstances beyond such Party's control, or by reason of the judgment, ruling or order of any court or agency of competent jurisdiction or change of law or regulation subsequent to the execution of this Agreement. If either Party is affected by a force majeure event, such party shall, within 10 days of its occurrence, give notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is required and the non-performing Party shall use its best efforts to remedy its inability to perform.

     13.2 If either Party's performance under this Agreement is suspended pursuant to Section 13.1, the other Party's obligations (except for those covered by Articles VI, VIII and XI) shall be suspended for the same period of time. If Medco is unable substantially to perform its obligations under this Agreement for more than 5 business days by reason of an act covered by Section 13.1, the fees payable by Merck shall be reduced pro rata for each additional calendar day that Medco's non-performance continues. If Medco's suspension of services continues for more than 30 days, Merck shall have the right to terminate this Agreement on 7 days notice.

                                   ARTICLE XIV

                                  MISCELLANEOUS

     14.1 Entire Agreement. This Agreement, the Schedules, and any other agreements specifically referred to in this Agreement constitute the entire

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agreement between the Parties with respect to the subject matter of this
Agreement and shall supersede all prior or contemporaneous written or oral agreements or understandings with respect to the same subject matter.

     14.2 Governing Law; Forum. This Agreement shall be construed in accordance with, and all Disputes hereunder shall be governed by, the procedural (except to the extent inconsistent with the procedures set forth in Article III of the Indemnification Agreement) and substantive laws of the State of New York as to all matters regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto. Under no circumstances may any party seek or be awarded punitive damages under this Agreement. Any state court sitting in New York county, New York and/or the United States District Court for the Southern District of New York shall have exclusive jurisdiction and venue, and each party hereto hereby submits to such jurisdiction and venue and irrevocably waives, to the fullest extent permitted by applicable law, any objection it may now or hereafter have to such jurisdiction or the laying of such venue over any Disputes between the parties that are permitted to be brought in a court, or the enforcement of any decision of an arbitrator, pursuant to Article III of the Indemnification Agreement. Each of the parties hereby irrevocably waives any right to a jury trial with respect to a Dispute.

     14.3 Descriptive Headings. The headings contained in this Agreement, including its Schedules and table of contents, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

     14.4 Notices. All notices and other communications required or permitted to be given by either Party pursuant to the terms of this Agreement shall be in writing to and shall be deemed to have been duly given when delivered in person, by express or overnight mail delivery by a nationally recognized courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested), as follows:

          if to Merck:

                 Merck & Co., Inc.
                 One Merck Drive
                 P.O. Box 100
                 Whitehouse Station, New Jersey 08889
                 Attention: General Counsel

          if to Medco:

                MedcoHealth Solutions, Inc.
                100 Parsons Pond Road
                Franklin Lakes, New Jersey  07417
                Attention: General Counsel

or to such other address as the Party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. All notices and other communication shall be deemed to have been given and received on the date of actual delivery.

     14.5 Nonassignability; Third-Party Beneficiaries. Except as otherwise permitted hereby, neither Party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement or its rights hereunder, without the other's prior written consent and, except as otherwise permitted hereby, any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party. Nevertheless, Merck may

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assign or transfer this agreement to a successor in interest in connection with a corporate merger. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns. This Agreement, including the Schedules and the other documents referred to herein, shall be binding upon and inure solely to the benefit of each Party hereto and its legal representatives and successors and assigns and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     14.6 Severability. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator, by any court or in any binding arbitration, to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     14.7 Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude the further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     14.8 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties hereto.

     14.9 Counterparts. This Agreement may be executed in counterparts, which, taken together, shall be considered to be one and the same instrument.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives.

MERCK & CO., INC.                        MEDCOHEALTH SOLUTIONS, INC.


By:                                      By:
     --------------------------               ---------------------------
Name:                                    Name:
Title:                                   Title: